Exhibit 10.2

FOURTH AMENDMENT

TO

SENIOR UNSECURED REVOLVING CREDIT AGREEMENT

This FOURTH AMENDMENT TO SENIOR UNSECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of July 12, 2022, by and among WESTLAKE CHEMICAL PARTNERS LP, a Delaware limited partnership (“Borrower”), as borrower and WESTLAKE CHEMICAL FINANCE CORPORATION, a Delaware corporation (“Lender”), as lender.

W I T N E S S E T H

WHEREAS, the parties hereto entered into that certain Senior Unsecured Revolving Credit Agreement, dated as of April 29, 2015, as amended by the First Amendment thereto, dated as of August 1, 2017, and the Second Amendment thereto, dated as of November 28, 2017, and the Third Amendment thereto, dated as of March 19, 2020 (as so amended, the “Credit Agreement”), pursuant to which the Lender has made certain financial accommodations available to the Borrower; and

WHEREAS, the Lender desires to make certain modifications to the Credit Agreement, including to extend the maturity date thereof, as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and subject to the terms and conditions herein set forth, the parties hereby agree as follows:

DEFINITIONS

Unless otherwise defined herein, including in the text of the preamble and recitals hereto, all capitalized terms used herein shall have the respective meanings given to such terms in Section 1.1 of the Credit Agreement, as amended hereby.

The rules of interpretation set forth in Sections 1.2 and 1.3 of the Credit Agreement shall apply to this Amendment in all respects.

AMENDMENT

Article I of the Credit Agreement is hereby amended by inserting the following defined terms, in each case in their proper alphabetical order:

“Credit Spread Adjustment” shall mean 0.10%.

“SOFR” shall mean, a rate equal to the three-month secured overnight financing rate as administered by the SOFR Administrator, in each case as of the date that is two (2) Business Days before the first day of each Interest Period.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean any Loan bearing interest at a rate determined by reference to SOFR.

“SOFR Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 1.4.

“SOFR Screen Rate” shall have the meaning assigned to such term in Section 1.4.

“SOFR Successor Rate” shall have the meaning assigned to such term in Section 1.4.

“SOFR Successor Rate Conforming Changes” shall mean, with respect to any proposed SOFR Successor Rate, any conforming changes to this Agreement, including changes to Loan Interest Rate, Interest Period, timing and frequency of determining rates and payments of interest and other administrative matters as may be appropriate, in the Lender’s reasonable discretion, to reflect the adoption of such SOFR Successor Rate and to permit its administration in a manner substantially consistent with market practice (or, if the Lender reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such SOFR Successor Rate exists, in such other manner of administration as the Lender reasonably determines in consultation with the Borrower). Such changes shall provide that the SOFR Successor Rate cannot be less than zero for purposes of this Agreement.

Article I of the Credit Agreement is hereby further amended by deleting the following defined terms: “LIBOR”; “LIBOR Loan”; “LIBOR Scheduled Unavailability Date”; “LIBOR Screen Rate”; “LIBOR Successor Rate”; and “LIBOR Successor Rate Conforming Changes”.

Article I of the Credit Agreement is hereby amended by amending and restating the following defined terms, in each case by deleting the original definition in its entirety and replacing it with the amended definition stated herein:

“Applicable Margin” shall mean, for any day, the applicable rate per annum as set forth in the table below:

Category	Consolidated Leverage Ratio	Applicable Margin for Loan Interest Rate
1	≤ 3.0x	1.75%
2	> 3.0x to ≤ 3.5x	2.00%
3	> 3.5x to ≤ 4.0x	2.25%
4	> 4.0x to ≤ 4.5x	2.50%
5	> 4.5x	2.75%

Effective as of the beginning of each Interest Period, the Applicable Margin shall be adjusted upward or downward, as applicable, to the respective percentages shown in the table above based on the Consolidated Leverage Ratio as of the end of the fiscal quarter ending immediately prior to such Interest Period. For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be determined based on the Consolidated Leverage Ratio set forth in the Compliance Certificate with respect to such prior fiscal quarter in accordance with the terms of Section 6.1(c) (subject to redetermination as set forth in Section 2.7, if applicable, in the case of the Compliance Certificate with respect to fourth fiscal quarter of each year) and shall be given retroactive effect to the beginning of such Interest Period; provided, however, if any such Compliance Certificate is not delivered at least one (1) Business Day prior to the relevant Quarterly Payment Date, the Applicable Margin for the portion of the related Interest Period for which interest is being paid on such Quarterly Payment Date will be the applicable rate per annum set forth above in Category 5; provided further, that the Applicable Margin commencing on the date hereof and continuing until the next occurring upward or downward adjustment of the Applicable Margin, as hereinabove provided, shall be the applicable rate per annum set forth above in Category 1.

“Loan Interest Rate” shall mean, (a) with respect to any SOFR Loan, SOFR in effect from time to time (as the same may vary from Interest Period to Interest Period) plus the Applicable Margin for the Loan Interest Rate (as set forth in, and determined in accordance with, the definition of “Applicable Margin”) plus the Credit Spread Adjustment, or (b) with respect to any ABR Loan, the Alternate Base Rate plus the Applicable Margin for the Loan Interest Rate (as set forth in, and determined in accordance with, the definition of “Applicable Margin”) minus 1% per annum.

“Maturity Date” shall mean July 12, 2027.

Article I of the Credit Agreement is hereby further amended by amending and restating the following Section 1.4, by deleting the original section in its entirety and replacing it with the following:

Section 1.4 SOFR Amendment. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Lender or the Borrower determines that:

(a) adequate and reasonable means do not exist for ascertaining SOFR for any applicable interest period because the SOFR quote on the applicable screen page (or other source) used to determine SOFR (“SOFR Screen Rate”) is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b) the administrator of the SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date (“SOFR Scheduled Unavailability Date”) after which SOFR or the SOFR Screen Rate will no longer be available or used for determining the interest rate of loans; or

(c) syndicated credit facilities then currently being executed generally, or syndicated credit facilities that include language similar to that contained in this Section are generally being amended to, incorporate or adopt a new benchmark interest rate to replace SOFR;

then, reasonably promptly after such determination, the Lender and the Borrower may amend this Agreement to replace SOFR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (“SOFR Successor Rate”), together with any proposed SOFR Successor Rate Conforming Changes and the amendment shall be immediately effective.

If no SOFR Successor Rate has been determined and the circumstances under clause (a) above exist or the SOFR Scheduled Unavailability Date has occurred, the Lender will promptly notify the Borrower. Thereafter, (i) the obligation of the Lender to make or maintain SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or Interest Periods); provided that any request for a Loan by the Borrower thereafter shall be deemed to be a request for an ABR Loan, (ii) the SOFR component shall no longer be used in determining the Loan Interest Rate, and (iii) all outstanding borrowings shall be converted to ABR Loans. Upon receipt of such notice, the Borrower may revoke any pending request for funding of a SOFR Loan (to the extent of the affected SOFR Loans or Interest Periods); provided that if such request is not revoked within 1 Business Day, such request will be deemed to be a request for an ABR Loan.

The first sentence of Section 2.7 of the Credit Agreement is hereby amended and restated as follows:

All computations of interest (a) with respect to any SOFR Loan, shall be made by the Lender on the basis of a year of 360 days, or (b) with respect to any ABR Loan, shall be made by the Lender on the basis of a year of 365 days or 366 days, as the case may be.

EFFECTIVENESS

This Amendment shall become effective upon the execution and delivery of this Amendment by the Borrower and the Lender.

MISCELLANEOUS

Full Force and Effect. Except as specifically amended hereby, all of the terms and conditions of the Credit Agreement are unaffected and shall continue to be in full force and effect and shall be binding on the parties hereto in accordance with their respective terms. Each reference to the Credit Agreement therein or in any other agreement, document or instrument executed and delivered pursuant to the Credit Agreement shall mean and constitute a reference to the Credit Agreement as amended hereby. Except as specifically set forth in this Amendment, nothing in this Amendment shall be construed as modifying any other term or condition of the Credit Agreement or operate as a waiver of, or in prejudice to, any right, power or remedy of the Lender under the Credit Agreement, any applicable law or any existing or future Default or Event of Default.

Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the party executing such counterpart, and all of which together shall constitute one instrument. Each counterpart may be delivered in original, facsimile or electronic (e.g., “.pdf”) form.

Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WESTLAKE CHEMICAL PARTNERS LP By: Westlake Chemical Partners GP LLC, its general partner as Borrower

By:	/s/ M. Steven Bender

Name: M. Steven Bender

Title: Executive Vice President and Chief Financial Officer

WESTLAKE CHEMICAL FINANCE CORPORATION as Lender

By:	/s/ Jeff Holy

Name: Jeff Holy

Title: Vice President and Treasurer